                                                                   Exhibit 12(a)

                       PPL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Millions of Dollars)

                                                       2000          1999 (c)      1998 (c)      1997 (c)      1996 (c)
                                                   -------------- ------------  ------------  ------------  ------------
Fixed charges, as defined:
 Interest on long-term debt.......................    $  323          $ 233         $ 203         $ 196         $ 207
 Interest on short-term debt
  and other interest..............................        64             47            33            26            17
 Amortization of debt discount, expense
  and premium - net...............................         5              4             2             2             2
 Interest on capital lease
  obligations
   Charged to expense.............................         4              9             8             9            13
   Capitalized....................................                        1             2             2             2
 Estimated interest component of
  operating rentals...............................        25             20            18            15             8
                                                      ------     ----------         -----         -----         -----

     Total fixed charges..........................    $  421          $ 314         $ 266         $ 250         $ 249
                                                      ======     ==========         =====         =====         =====

Earnings, as defined:
 Net income (a)...................................    $  491          $ 492         $ 379         $ 296         $ 329
 Preferred Stock Dividend
  Requirements....................................        26             26            25            24            28
 Less undistributed income of equity
  method  investments.............................        74             56             3           (25)            8
                                                      ------     ----------         -----         -----         -----
                                                         443            462           401           345           349

Add (Deduct):
 Income taxes.....................................       294            174           259           238           253
 Amortization of capitalized interest
  on capital leases...............................         2              2             2             2             4

 Total fixed charges as above
  (excluding capitalized interest
  on capital lease obligations)...................       421            313           264           248           247
                                                      ------    -----------         -----         -----         -----

      Total earnings..............................    $1,160          $ 951         $ 926         $ 833         $ 853
                                                      ======    ===========         =====         =====         =====

Ratio of earnings to fixed
 charges (b)......................................      2.75           3.03          3.48          3.33          3.43
                                                      ======    ===========         ======        ======        =====

(a) 2000, 1999 and 1998 net income excluding extraordinary items and minority interest.
(b) Based on earnings excluding nonrecurring items, the ratio of earnings to fixed charges are: 2000, 2.66; 1999, 2.80; 1998, 3.10; and 1997, 3.51.
(c) Ratio of earnings to fixed charges for years 1999 and prior were recalculated to give proper effect of undistributed earnings of equity method investments.